EuroPacific Growth Fund 333 South Hope Street Los Angeles, California 90071 Telephone (213) 486-9200 Fax (213) 486-9455

March 31, 2011

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 48K1 and 48K2, 72DD1 and 72DD2, 73A1 and 73A2, 74U1 and 74U2, and 74V1 and 74V2, 75B complete answers are as follows:

Item 48K1 and K2
Advisory Contract ($000’s omitted)

K1) Maximum Asset Value	$115,000,000
K2) Maximum Fee Rate	0.397

Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period

Share Class	Total Income Dividends (000’s omitted)
Class A	$538,555
Class B	$4,373
Class C	$18,719
Class F1	$120,161
Class F2	$88,151
Total	$769,959
Class 529-A	$12,697
Class 529-B	$416
Class 529-C	$2,291
Class 529-E	$580
Class 529-F1	$1,031
Class R-1	$2,414
Class R-2	$9,285
Class R-3	$84,818
Class R-4	$177,635
Class R-5	$267,158
Class R-6	$197,337
Total	$755,662

Item 73 A1 and 73A2
Distributions per share for which record date passed during the period

Share Class	Dividends from Net Investment Income
Class A	$0.5700
Class B	$0.2315
Class C	$0.2665
Class F1	$0.5634
Class F2	$0.6769
Class 529-A	$0.5683
Class 529-B	$0.2078
Class 529-C	$0.2740
Class 529-E	$0.4627
Class 529-F1	$0.6462
Class R-1	$0.3097
Class R-2	$0.2817
Class R-3	$0.4642
Class R-4	$0.5774
Class R-5	$0.6828
Class R-6	$0.7062

Item 74A through 74T
Condensed balance sheet data:

As of the end of current reporting period (000's omitted except for per share amounts)
A) Cash	$50,601
B) Repurchase agreements	$0
C) Short-term debt securities other than repurchase agreements	$6,635,527
D) Long-term debt securities including convertible debt	$0
E) Preferred, convertible preferred, and adjustable rate preferred stock	$0
F) Common stock	$105,682,723
G) Options on equities	$0
H) Options on all futures	$0
I) Other investments	$7,369
J) Receivables from portfolio instruments sold	$560,531
K) Receivables from affiliated persons	$0
L) Other receivables	$907,172
M) All other assets	$0
N) Total assets	$113,843,923
O) Payables for portfolio instruments purchased	$217,095
P) Amounts owed to affiliated persons	$75,705
Q) Senior long-term debt	$0
R1) Reverse repurchase agreements	$0
R2) Short sales	$0
R3) Written options	$0
R4) All other liabilities	$288,907
S) Senior equity	$0
T) Net Assets of common shareholders	$113,262,216

Item 74U1 and 74U2
Number of shares outstanding

Share Class	Shares Outstanding (000’s omitted)
Class A	920,728
Class B	17,493
Class C	68,258
Class F1	208,220
Class F2	145,248
Total	1,359,947
Class 529-A	23,146
Class 529-B	1,884
Class 529-C	8,571
Class 529-E	1,298
Class 529-F1	1,672
Class R-1	7,993
Class R-2	32,518
Class R-3	185,895
Class R-4	327,260
Class R-5	387,348
Class R-6	321,759
Total	1,299,344

Item 74V1 and 74V2
Net asset value per share (to nearest cent)

Share Class	Net Asset Value Per Share
Class A	$42.81
Class B	$42.39
Class C	$41.76
Class F1	$42.59
Class F2	$42.80
Class 529-A	$42.45
Class 529-B	$41.77
Class 529-C	$41.60
Class 529-E	$42.11
Class 529-F1	$42.45
Class R-1	$41.34
Class R-2	$41.60
Class R-3	$42.01
Class R-4	$42.09
Class R-5	$42.78
Class R-6	$42.85

Item 75B
Monthly Average Net Assets during this period ($000)
75B)	$102,265,531